Exhibit 5.1

Frederick T. Muto

(858) 550-6010

mutoft@cooley.com

October 30, 2007

Genoptix, Inc.

2110 Rutherford Road

Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Genoptix, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,961,258 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,635,134 shares (the “2001 EIP Shares”) reserved for issuance pursuant to the Company’s 2001 Equity Incentive Plan (the “2001 EIP”), (ii) 1,576,124 shares (the “2007 EIP Shares”) reserved for issuance pursuant to the Company’s 2007 Equity Incentive Plan (the “2007 EIP”), (iii) 500,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”) and (iv) 250,000 shares (the “NEDSOP Shares”) reserved for issuance pursuant to the Company’s 2007 Non-Employee Directors Stock Option Plan (the “NEDSOP”, and collectively with the 2001 EIP, the 2007 EIP and the ESPP, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the Company’s forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2001 EIP Shares, when sold and issued in accordance with the 2001 EIP and options, as applicable, the 2007 EIP Shares when sold and issued in accordance with the 2007 EIP and options, as applicable, the ESPP Shares, when sold and issued in accordance with the ESPP, and the NEDSOP Shares, when sold and issued in accordance with the NEDSOP and options, as applicable, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 Eastgate Mall, San Diego, CA 92121  T: (858) 550-6000  F: (858) 550-6420 www.cooley.com

We consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ Frederick T. Muto
Frederick T. Muto